Exhibit 99.1

GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2017

Third Quarter Highlights

•	Purchased $26.6 million of re-performing mortgage loans (“RPL”) with an aggregate unpaid principal balance (“UPB”) of $32.7 million and underlying collateral value of $40.7 million; and originated $3.0 million of small-balance commercial mortgage loans (“SBC”) to end the quarter with $1,053.3 million of mortgage loans with an aggregate UPB of $1,257.2 million.
•	Issued $20.5 million of convertible senior notes when we reopened the series of convertible senior notes from our April 2017 offering.
•	Portfolio interest income of $24.5 million; net interest income of $13.8 million.
•	Net income attributable to common stockholders of $7.5 million.
•	Basic earnings per share (“EPS”) of $0.41.
•	Taxable income of $0.12 per share.
•	Book value per share of $15.60 at September 30, 2017.
•	$43.1 million of cash and cash equivalents at September 30, 2017.

New York, NY—November 7, 2017 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended September 30, 2017. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties, and, to a lesser extent, non-performing mortgage loans (“NPL”). In addition to our continued focus on RPLs, we have increased our originations of SBCs secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)

($ in thousands except per share amounts)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Loan interest income(1)	$24,396	$21,682	$20,556	$19,653	$18,704
Total revenue (2)	$14,226	$13,105	$13,667	$10,969	$12,106
Consolidated net income	$7,716	$7,102	$8,698	$6,163	$7,887
Net income per diluted share	$0.38	$0.36	$0.46	$0.33	$0.42
Average equity	$292,640	$288,884	$284,872	$280,213	$279,222
Average total assets	$1,157,223	$1,050,108	$952,112	$883,621	$814,426
Average daily cash balance (3)	$43,666	$47,705	$35,513	$32,759	$50,572
Average carrying value of RPLs	$1,001,426	$917,646	$806,982	$751,801	$653,699
Average carrying value of NPLs	$45,831	$49,530	$53,975	$59,365	$63,778
Average carrying value of originated SBC loans	$8,219	$5,605	$3,059	$1,246	$-
Average debt balance	$883,770	$775,717	$669,938	$615,103	$537,279

(1)	Loan interest income excludes interest income from debt securities and bank account balances.
(2)	Total revenue includes net interest income, income from investments in our manager and other income.
(3)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

Consolidated net income increased $0.6 million for the quarter ended September 30, 2017 compared to the quarter ended June 30, 2017, primarily due to recognizing a full quarter of net interest income on acquisitions closed in the second quarter of 2017. This increased interest income was partially offset by higher interest expense resulting from the issuance of our convertible senior notes and impairments on our real estate held for sale (“REO”). We continue to see a steady transition of NPLs to REO from the NPLs we purchased in the second half of 2014 and the first half of 2015. The largest concentrations of REO held-for-sale remain in New Jersey, New York, Florida and Maryland.

We collected $44.3 million on our mortgage loan and REO portfolios through payments, payoffs and sales of REO during the quarter, and ended the third quarter with $43.1 million in cash and cash equivalents. Our purchased RPL portfolio continues to experience significantly lower than expected re-default rates and higher than expected pre-payments.

On August 18, 2017, we completed the sale of an additional $20.5 million aggregate principal amount of our 7.25% convertible senior notes due 2024, issued at a premium to par, which combined with the notes in April form a single series of securities. We are using the net proceeds of the offering to acquire mortgage loan pools. We expect to securitize a majority of these loans in the fourth quarter of 2017 and first quarter of 2018, and intend to use the resulting net proceeds to acquire additional loan pools and generate additional interest income to offset the interest expense on the convertible notes.

We acquired $32.7 million UPB of RPLs and originated $3.0 million UPB of SBC loans during the quarter to end the period with $1,053.3 million of mortgage loans with an aggregate UPB of $1,257.2 million. Mortgage loans purchased during the third quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 59 days during the quarter.

Additionally during the quarter, the Company, through a joint venture with an institutional investor, acquired a pool of 436 mortgage loans for $101.2 million. The purchase price equaled 92.7% of UPB and 59.4% of the underlying property value of $170.4 million. The loans were acquired into a Delaware trust, in which the Company has retained a 5.01% interest.

Portfolio Acquisitions

($ in thousands)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016(1)
RPLs
Count	109	1,218	24	729	1,416
UPB	$32,718	$249,000	$3,445	$145,720	$259,446
Purchase price	$26,645	$210,204	$3,143	$127,200	$216,225
Purchase price % of UPB	81.4%	84.4%	91.2%	87.3%	83.3%

NPLs
Count	-	-	-	23	-
UPB	$-	$-	$-	$3,590	$-
Purchase price	$-	$-	$-	$2,022	$-
Purchase price % of UPB	-	-	-	56.3%	-

(1)	Includes 572 RPLs acquired for $78.2 million and aggregate UPB of $100.3 million sold to Ajax E Master Trust, an affiliate of the joint venture we established in March 2016.

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The following table provides an overview of our portfolio, exclusive of assets held in joint ventures, at September 30, 2017 ($ in thousands):

No. of loans	5,836	Weighted average LTV(4)	90.3%
Total UPB	$1,257,165	Weighted average remaining term (months)	300
Interest-bearing balance	$1,165,852	No. of first liens	5,813
Deferred balance(1)	$91,313	No. of second liens	23
Market value of collateral (2)	$1,630,470	No. of rental properties	9
Price/total UPB(3)	79.1%	Market value of rental properties	$2,353
Price/market value of collateral	62.0%	Capital invested in rental properties	$1,982
RPLs loans	94.9%	Price/market value of rental properties	84.2%
NPLs loans	4.3%	No. of other REO	160
Originated SBC loans	0.8%	Market value of other REO	$30,487
Weighted average coupon	4.28%

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (58.7% of UPB), ARM (10.6% of UPB) and Hybrid ARM (30.7% of UPB) mortgage loans with original terms to maturity of not more than 40 years.

(4)	UPB as of September 30, 2017 divided by market value of collateral and weighted by the UPB of the loan.

Subsequent Events

Since September 30, 2017, we purchased 194 RPLs with aggregate UPB of $41.4 million in three transactions from three different sellers. The loans were acquired at 89.8% of UPB and the estimated market value of the underlying collateral is $58.4 million. The purchase price equaled 63.6% of the estimated market value of the underlying collateral. We also acquired two SBC loans with UPB of $2.0 million. Our investment equaled 60.2% of the underlying collateral value of $2.9 million. The majority of the costs associated with these acquisitions were accrued as of September 30, 2017.

Additionally, we have agreed to acquire, subject to due diligence, 35 RPLs with aggregate UPB of $8.9 million in five transactions from four different sellers. The preliminary purchase price equals 82.1% of UPB and 52.3% of the estimated market value of the underlying collateral of $14.0 million. We also agreed to acquire three SBC loans with UPB of $1.1 million. Our investment will equal 49.3% of the underlying collateral value of $2.2 million. Any loans we purchase must meet our acquisition criteria, therefore there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisitions or that the terms will not change.

With an institutional partner, we have jointly agreed to purchase, subject to completion of diligence, two RPL pools from two different sellers. The combined acquisitions include 855 RPLs with aggregate UPB of $160.2 million and a preliminary purchase price of $145.9 million. The preliminary purchase price will equal 91.1% of UBP and 59.0% of the estimated market value of the underlying collateral of $247.4 million. Upon completion of this transaction we expect to retain a 50% ownership interest in these loans. We have not entered into a definitive agreement with respect to these loans, and there is no assurance that we will enter into a definitive agreement relating to these loans or, if such an agreement is executed, that we will actually close the acquisition.

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On November 6, 2017, our Board of Directors declared a dividend of $0.30 per share, which will be payable on December 1, 2017, to stockholders of record as of November 17, 2017.

Conference Call

Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, November 7, 2017 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2016 filed with the SEC on March 2, 2017. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$24,529	$21,721	$20,807	$19,723
Interest expense	(10,775)	(9,293)	(7,651)	(7,582)
Net interest income	13,754	12,428	13,156	12,141

Income from investment in Manager	143	142	49	60
Other income	329	535	462	92
Total income	14,226	13,105	13,667	12,293

EXPENSE:
Related party expense - loan servicing fees	2,187	1,935	1,881	1,751
Related party expense - management fee	1,428	1,330	1,072	1,057
Loan transaction expense	290	442	525	248
Professional fees	497	507	480	348
Real estate operating expense	1,151	637	324	1,434
Other expense	910	886	686	733
Total expense	6,463	5,737	4,968	5,571
Loss on debt extinguishment	-	218	-	565
Income before provision for income tax	7,763	7,150	8,699	6,157
Provision for income tax (benefit)	47	48	1	(6)
Consolidated net income	7,716	7,102	8,698	6,163
Less: consolidated net income attributable to non-controlling interests	246	238	289	205
Consolidated net income attributable to common stockholders	$7,470	$6,864	$8,409	$5,958
Basic earnings per common share	$0.41	$0.38	$0.46	$0.33
Diluted earnings per common share	$0.38	$0.36	$0.46	$0.33
Weighted average shares – basic	18,072,045	18,008,499	17,976,710	17,958,517
Weighted average shares - diluted	25,246,764	23,026,679	18,791,231	18,766,938

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GREAT AJAX CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share amounts)

	(Unaudited)
ASSETS	September 30, 2017	December 31, 2016

Cash and cash equivalents	$43,086	$35,723
Cash held in trust	1,075	1,185
Mortgage loans(1)	1,053,285	869,091
Property held-for-sale, net(2)	27,342	23,882
Rental property, net	1,921	1,289
Investment in debt securities	6,306	6,323
Receivable from servicer	12,930	12,481
Investment in affiliate	7,079	4,253
Prepaid expenses and other assets	4,389	3,175
Total Assets	$1,157,413	$957,402

LIABILITIES AND EQUITY

Liabilities:
Secured borrowings, net(1,3)	$496,342	$442,670
Borrowings under repurchase agreement	258,402	227,440
Convertible senior notes, net(3)	102,383	-
Management fee payable	750	750
Accrued expenses and other liabilities	4,027	3,819
Total liabilities	861,904	674,679

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	-	-
Common stock $0.01 par value; 125,000,000 shares authorized, 18,251,975 shares issued and outstanding, and 18,122,387 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	183	181
Additional paid-in capital	249,936	244,880
Retained earnings	34,875	27,231
Accumulated other comprehensive loss	(170)	-
Equity attributable to common stockholders	284,824	272,292
Non-controlling interests	10,685	10,431
Total equity	295,509	282,723
Total Liabilities and Equity	$1,157,413	$957,402

(1)	Mortgage loans includes $685,900 and $598,643 of loans transferred to securitization trusts at September 30, 2017 and December 31, 2016, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp).

(2)	Property held for sale, net, includes valuation allowances of $2,026 and $1,620 at September 30, 2017, and December 31, 2016, respectively.

(3)	Secured borrowings and Convertible senior notes are presented net of deferred issuance costs.

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